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                                  EXHIBIT 22.1



                           SUBSIDIARIES OF REGISTRANT

The following are subsidiaries of Laser Technology, Inc.:

      1. International Measurement and Control Company, a Colorado corporation, 100% owned by Laser Technology, Inc.

      2. Laser Communications, Inc., a Colorado corporation, 100% owned by Laser Technology, Inc.

      3. Laser Technology, U.S.V.I., a Virgin Islands corporation 100% owned by Laser Technology, Inc.